Exhibit 10.6

GENERAL RELEASE OF ALL CLAIMS

DATED MAY 8, 2008

1.

For the valuable consideration set forth on Schedule A hereto, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), on his own behalf and on behalf of his heirs, executors, administrators, successors, representatives and assigns, does herein knowingly and voluntarily unconditionally release, waive, and fully discharge Guy Carpenter & Company, LLC, and its parent and subsidiaries (specifically including, but not limited to, Marsh & McLennan Companies, Inc. and its subsidiaries) (including successors and assigns thereof) (collectively, the “Company”), and all of their respective past and present employees, officers, directors, agents, affiliates, parents, predecessors, administrators, representatives, attorneys, and shareholders, and employee benefit plans and plan administrators, from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys’ fees, interest injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state, or local court, agency, arbitrator or any other entity, based directly or indirectly on Executive’s employment with and separation from Company or based on any other alleged act or omission by or on behalf of Company prior to Executive’s signing this General Release. Without limiting the generality of the foregoing terms, this General Release specifically includes all claims based on the terms, conditions, and privileges of employment, and those based on breach of contract (express or implied), tort, harassment, intentional infliction of emotional distress, defamation, negligence, privacy, employment discrimination, retaliation, discharge not for just cause, constructive discharge, wrongful discharge, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, as amended, Executive Order 11,141 (age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and 1871, Sections 1981 through 1988 of Title 42 of the United States code, as amended, 41 U.S.C. § 1981 (discrimination), 29 U.S.C. §206(d)(1) (equal pay), Executive Order 11,246 (race, color, religion, sex and national origin discrimination), the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act, as amended, the Family Medical Leave Act, the Immigration Reform and Control Act, as amended, the Vietnam Era Veterans Readjustment Assistance Act §§503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation), the Employee Retirement Income Security Act of 1974, as amended, any federal, state or local fair employment, civil or human rights, wage and hour laws and wage payment laws, and any and all other Federal, state, local or other governmental statutes, laws, ordinances, regulations and orders, under common law, and under any Company policy, procedure, bylaw or rule. This General Release shall not waive or release any rights or claims that Executive may have which arise after the date of this General Release (including any rights of Executive under that certain Employment Agreement entered into between Guy Carpenter & Company, Inc. and Executive, dated as of the 1st day of July 2005 (the “Employment Agreement”)) and shall not waive post-termination health-continuation insurance benefits required by state or Federal law and shall not waive any rights of Executive under the Employment Agreement. Without limitation of the foregoing, Executive waives all rights in respect of the restricted stock units granted to him on or about February 26, 2008.

2.	Also for the valuable consideration set forth on Schedule A hereto, the adequacy of which is hereby acknowledged, by execution of this General Release Executive also has entered into Schedule B hereto, which is incorporated herein by reference but which shall be considered a separate and severable undertaking by Executive, waiving claims arising under English or European law, if any. References to this General Release herein include and incorporate by reference Schedule B.

3.	Executive intends this General Release to be binding on his successors, and Executive specifically agrees not to file or continue any claim in respect of matters covered by Section 1 above. Executive further agrees never to institute any suit, complaint, proceeding, grievance or action of any kind of law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against Company arising from or relating to his employment with or his termination of employment from Company and/or any other occurrences to the date of this General Release, other than a claim challenging the validity of this General Release under the ADEA or respecting any matters not covered by this General Release.

4.	Executive is further waiving his right to receive money or other relief in any action instituted by him or on his behalf by any person, entity or governmental agency in respect of matters covered by this General Release. Nothing in this General Release shall limit the rights of any governmental agency or his right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission. Executive further agrees to waive his rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which Executive does not know or suspect to exist in his favor at the time of executing this General Release, which if known to him must have materially affected his settlement with Company.

5.	Executive agrees that Executive shall not be eligible and shall not seek or apply for reinstatement or re-employment with Company and agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision.

6.	In further consideration of the promises made by Company in this General Release, Executive specifically waives and releases Company from all claims Executive may have as of the date of this General Release, whether known or unknown, arising under the ADEA. Executive further agrees that:

(a)	Executive’s waiver of rights under this General Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(b)	Executive understands the terms of this General Release;

(c)	The consideration offered by Company under paragraph 8 of the Employment Agreement and otherwise (as set forth on Schedule A attached hereto) in exchange for the General Release represents consideration over and above that to which Executive would otherwise be entitled, and that the consideration would not have been provided had Executive not agreed to sign the General Release and did not sign the Release;

(d)	Company is hereby advising Executive in writing to consult with an attorney prior to executing this General Release;

(e)	Company is giving Executive a period of twenty-one (21) days within which to consider this General Release;

(f)	Following Executive’s execution of this General Release, Executive has seven (7) days in which to revoke this General Release by written notice. An attempted revocation not actually received by Company prior to the revocation deadline will not be effective; and

(g)	This General Release and all payments and benefits otherwise payable under paragraph 8 of the Employment Agreement and otherwise (other than with respect to all salary and other benefits earned prior to Executive’s termination of employment (and reimbursement for all covered business expenses incurred prior to such termination)) shall be void and of no force and effect if Executive chooses to so revoke, and if Executive chooses not to so revoke, this General Release shall then become effective and enforceable.

7.	This General Release does not waive rights or claims that may arise under the ADEA after the date Executive signs this General Release. To the extent barred by the OWBPA, the covenant not to sue contained in Section 2 does not apply to claims under the ADEA that challenge the validity of this General Release.

8.	To revoke this General Release, Executive must send a written statement of revocation to:

Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036 Attn.: Peter Beshar, General Counsel

The revocation must be received no later than 5:00p.m. on the seventh day following Executive’s execution of this General Release. If Executive does not revoke, the eighth day following Executive’s acceptance will be the “effective date” of this General Release.

9.	Other than as set forth in Schedule B, this General Release shall be governed by the internal laws (and not the choice of laws) of the State of New York, except for the application of pre-emptive Federal law.

PLEASE READ THIS AGREEMENT CAREFULLY, IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

9.5.08	/s/ David H. Spiller
Date	David H. Spiller

Schedule A

Entitlements under Paragraph 8 of the Employment Agreement and Other Agreed

Upon Entitlements

•

An amount equal to two times Executive’s base salary, plus two times Executive’s actual bonus with respect to the Company’s 2007 fiscal year, resulting in £1,000,000 plus $2,500,000, which amount shall be payable to Executive in four equal quarterly installments in arrears, with payment of the first two installments being made on August 28, 2008 (the “Delayed Payment Date,” which is six months and one day following Executive’s termination date); provided that the first payment shall be reduced by £83,334, representing an overpayment of salary in respect of March and April 2008 mistakenly paid to Executive in March and April 2008.

•	Full vesting in the signing bonus award set forth in paragraph 6 of the Employment Agreement.

•	Pro-rata vesting of awards of restricted shares/units granted in 2007 pursuant to paragraph 5 of the Employment Agreement, as indicated on the attached Exhibit 1.

•

£30,000 paid on the Delayed Payment Date, in lieu of reimbursement for legal fees actually incurred by Executive in connection with the termination of the Executive’s employment and the negotiation and execution of the General Release. Executive represents and warrants that such legal fees actually incurred by him exceed £30,000 as of the date this General Release.

•

The Company shall pay for PricewaterhouseCoopers to (i) prepare Executive’s 2007 tax returns in the ordinary course, (ii) to a maximum of £5,000, to give Executive tax advice in 2008 connection with his termination of employment and (iii) to a maximum of £3,000, prepare Executive’s 2008 tax returns in the ordinary course.

•	The Company shall remain responsible for all costs (including legal fees and judgment and/or settlement costs) incurred in connection with the disputed lease action captioned Bacon v. Spiller.

•

In order to comply with Section 409A of the United States Internal Revenue Code, (i) the payments and benefits that the Company is obligated to make and provide under the preceding two bullets will be limited to expenses incurred (A) during 2008, as to the second preceding bullet, and (B) during Executive’s lifetime, as to the immediately preceding bullet, (ii) such payments or benefits made or provided in any given calendar year shall not affect the amount of such payments or benefits that the Company is obligated to make in any other calendar year; (iii) any such payment or benefit provided by the Company must be made or provided on or before the last day of the calendar year following the calendar year in which the related expense was incurred; and (iv) the Executive’s right to have the Company make such payments or provide such benefits may not be liquidated or exchanged for any other benefit.

SCHEDULE B

to General Release of All Claims

The Executive intends that this Schedule B to General Release of All Claims be directly enforceable against the Executive by the “Company” (as defined in the General Release) and each company in the Company and each such person identified in paragraph 5 (Full and Final Settlement).

1. Construction

1.1 References to a person include an individual, firm, corporation and any other organisation however it is constituted and words denoting the singular include the plural and vice versa.

2. Termination

2.1 Executive’s employment with the Company came to an end on 27 February 2008 (“the Termination Date”) when all Executive’s entitlements in connection with his employment ceased.

3. Pre-Condition

Executive will within 3 working days of the date of signature of this Agreement have returned all documents, equipment, information however stored, and other property belonging to the Company or relating to any of their businesses, without Executive or anyone on his behalf retaining copies of such documents or extracts from them. Executive undertakes that he has not downloaded any information stored on any computer disk or otherwise.

4. Tax and National Insurance

Executive will be responsible for all income taxes and employee social security, hospital and other required payroll tax contributions (if any) which may be payable in respect of all payments and arrangements contained in Schedule A to the General Release of All Claims. Executive agrees to indemnify the Company and to keep it indemnified against such taxes and national insurance contributions, interest, charges, penalties and costs, except that this indemnity will not apply to tax deducted by the Company under the terms of the Employment Agreement or as otherwise required by law.

5. Full and Final Settlement

5.1 Executive accepts the terms of this Agreement in full and final settlement of all (if any) claims of any nature which he has or may have against each company in the Company, (including but not limited to Marsh Services Limited, Guy Carpenter

& Company LLC and Marsh & McLennan Companies Inc) and their respective officers and employees arising out of or in connection with Executive’s employment and its termination, or any other matter whether such claims arise under English or European law. Executive and the Company both acknowledge that it is the express intention of each, when entering into this Agreement, that it covers all such claims, whether known or unknown to one or other or both of them, and whether or not the factual or legal basis for the claim is known or could have been known to one or other or both of them. Furthermore Executive acknowledges that he has taken independent legal advice from Christopher Goodwill of Clifford Chance (Executive’s “Adviser”) on the terms and effect of this Agreement, that Executive will be entering into it voluntarily, without reservation and with the intention that it will be binding on Executive as a compromise agreement or otherwise and that the conditions regarding compromise agreements under section 203 of the Employment Rights Act 1996, section 77 of the Sex Discrimination Act 1975, section 72 of the Race Relations Act 1976, paragraph 2(2), schedule 3A Disability Discrimination Act 1995, Regulation 35 of the Working Time Regulations 1998, section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, section 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 Regulation 10 Fixed-Term Employees (Prevention) of Less Favourable Treatment) Regulations 2002, Regulation 41 of The Transnational Information and Consultation of Employees Regulations 1999, paragraph 2(2) of Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, paragraph 2(2), Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Regulation 40 Information and Consultation of Employees Regulations 2004 and paragraph 2 of Schedule 5 of the Employment Equality (Age) Regulations 2006 have been satisfied. Executive also warrants the accuracy of paragraph 2 of the attached Certificate and acknowledges that the consideration described on Schedule A to the General Release of All Claims includes any statutory compensation to which he may be entitled and that it would not be just and equitable for Executive to receive any further compensation.

5.2 In signing this Agreement Executive is representing and warranting that:

(i)	he has instructed his Adviser to advise him whether he has or may have any Statutory Claim (as defined in paragraph 5.3) against any company in the Company arising out of or in connection with his employment and its termination;

(ii)	he has provided his Adviser with whatever information is in his possession which his Adviser requires to advise him whether he has or may have any such Statutory Claim;

(iii)	his only Statutory Claims or particular complaints are for disability discrimination, whistleblowing, breach of contract, unauthorised deduction from pay, and unfair dismissal;

(iv)	his Adviser has advised him that, on the basis of the information available to his Adviser, he has no other Statutory Claim against any company in the Company.

5.3 A Statutory Claim means any claim for or relating to unfair dismissal, a redundancy payment, equal pay, sex, race or disability discrimination or sexual orientation discrimination, or discrimination on the grounds of age, religion or belief, working time, unauthorised deduction from wages or any claim for the infringement of any other statutory employment rights which Executive has or may have under the Employment Rights Act 1996 the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Disability Discrimination Act 1995, the Human Rights Act 1996, the Employment Relations Act 1999, the Part -Time Workers ( Prevention of Less Favourable Treatment) Regulations 2000 and Part VII of the Transnational Information and Consultation of Employees Regulations 1999 the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003, Part VIII Information and Consultation of Employees Regulations 2004 and the Employment Equality (Age) Regulations 2006 or, in relation to all such matters, any claims under related European law or legislation.

5.4 Executive acknowledges that the Company is relying on paragraphs 5.1 and 5.2 in deciding to enter into this Agreement. If Executive breaches either of these paragraphs and a judgment or order is made against and company in the Company, Executive acknowledges that it will have a claim against him for damages of not less than the judgment or order.

6. Applicable Law

This Schedule B will be construed in accordance with English law.

ATTACHMENT TO SCHEDULE B TO GENERAL RELEASE OF ALL CLAIMS

CERTIFICATE

I hereby certify as follows:

1.	I am a solicitor of the Supreme Court of England and Wales holding a current Practising Certificate.

2.	I have advised David Spiller (“my Client”) on the terms and effect of Schedule B to the General Release of All Claims dated May 8, 2008 between the “Company” (as defined in the General Release) and my Client and in particular its effect on my Client’s ability to pursue my Client’s rights before an Employment Tribunal, including the matters set out in the paragraph of Schedule B to the General Release of All Claims headed “Full and Final Settlement.”

3.	I am not acting (and have not acted) in relation to this matter for the Company.

4.	There is in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by my Client in respect of loss arising in consequence of the advice I have given.

5.	I confirm that paragraphs 5.2(i), (iii) and (iv) of Schedule B to the General Release of All Claims are accurate.

SIGNED:

/s/ Christopher Goodwill

Name of Solicitor: Christopher Goodwill

Firm: Clifford Chance LLP

Address:	10 Upper Bank Street
Canary Wharf
London E14 5JJ

Dated: 12 May 08

Summary of 2007 Grants

David Spiller

As of April 4, 2008

				Units/Options Outstanding (as of 4/4/2008)
Grant Type		Grant Date	Scheduled Vesting Date	Units/Options (#)	Value at Grant ($)(1)		Shares/Options Vested/Distributed Upon Termination
MMC Performance Restricted Stock Unit	(2)	02/12/07	02/12/10	25,338	750,005		8,786
Non-Qualified Stock Option	(3)	02/12/07	25% per year	46,875	375,469	(4)	11,719
Restricted Stock Units-RSU	(5)	02/12/07	02/12/10	4,223	125,001		1,465
	(6)	02/12/07	02/12/09	4,223	125,001		2,196

				8,446	$250,002		3,661

		TOTAL			$1,375,475

RSUs -Previously distributed		02/12/07	02/12/08	4,223	$125,001		—

		GRAND TOTAL			$1,500,476

(1)	Grant date FMV of MMC stock was $29.60 per share.
(2)	Based on the terms and conditions, service condition is deemed satisfied on a pro rata basis (34.68%). Distributed shares shown is based on assumption that target performance is attained. Actual distribution will be made at the end of the performance period (early in 2010) based on actual performance. Subject to signing a restrictive covenants agreement.
(3)	Based on the terms and conditions, vested options remain exercisable for 90 days after termination. Exercise price is $29.60/share. Options are subject to price performance contingency, so they are not exercisable unless and until the price contingency is satisfied (stock must close at $34.04 or higher for 10 consecutive days).
(4)	Options valued at $8.01.
(5)	Based on the terms and conditions, award will vest and distribute on a pro rata basis (34.68%). Subject to signing a restrictive covenants agreement.
(6)	Based on the terms and conditions, award will vest and distribute on a pro rata basis (52.00%). Subject to signing a restrictive covenants agreement.

Spiller 2007 Equity Grant Spreadsheet